Exhibit 99,1

For Release Monday, November 22, 2010; 8:00 AM ET

CYBERONICS REPORTS STRONG FISCAL 2011 SECOND QUARTER RESULTS
AND INCREASES GUIDANCE

Revenue Growth of 17%
Income from Operations Increases by 41% over Q2 FY 10

HOUSTON, Texas, November 22, 2010 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended October 29, 2010.

Quarterly highlights

Operating results and achievements for the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010 include:

•	Net sales of $47.5 million, a 17% increase;

•	Year-over-year worldwide net product sales attributable to the epilepsy indication increased by more than 15% for the twelfth consecutive quarter;

•	U.S. net sales increased by 20%;

•	U.S. epilepsy unit sales increased by 14%;

•	Income from operations of $12.8 million, an increase of 41%;

•	EBITDA of $15.4 million, an increase of 29%.

In addition to the above financial highlights, on November 19, 2010, the company submitted its newest product, the AspireHC™ (high capacity) generator, for regulatory approvals.

Reported net income for the second quarter of fiscal 2011, like that for the second quarter of fiscal 2010, was impacted by significant tax benefits.  The second quarter of fiscal 2011 included $17.9 million, or $0.63 per diluted share, related to discrete tax benefits, while the second quarter of fiscal 2010 included $40.5 million, or $1.40 per diluted share, related to a discrete tax benefit.  Further, excluding the above tax benefits, the estimated effective tax rate for fiscal 2011 is 39.7% as compared with 1.0% for fiscal 2010.  We continue to expect that cash payments for income taxes will not exceed 3% of income before tax during fiscal years 2011, 2012 and 2013.

As discussed below under “Use of Non-GAAP Financial Measures,” the company presents in this release a non-GAAP financial measure: EBITDA.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Net sales

Worldwide net sales for the second quarter of fiscal 2011 were $47.5 million compared to $40.7 million in the comparable period of fiscal 2010, an increase of 17%.  There was no material difference on a constant currency basis.

U.S. net product sales increased to $40.1 million compared with $33.5 million in the comparable period of fiscal 2010, an increase of $6.5 million or 20%.

International unit sales increased by 6% in the second quarter of fiscal 2011, and international net sales increased by 3% to $7.0 million.  On a constant currency basis, international net sales increased by approximately 6%.

For the six-month period ended October 29, 2010, worldwide net sales totaled $92.3 million, an increase of $13.0 million or 16% over the same period of fiscal 2010.

Gross profit

The gross profit for the second quarter of fiscal 2011 was 88.3% of net sales compared to 87.4% in the second quarter of fiscal 2010.  This increase is primarily a result of higher prices, a greater proportion of sales originating from U.S., increased production volumes and improved manufacturing efficiencies.

Operating expenses

Driven primarily by higher investment in product development, operating expenses increased by $2.6 million to $29.1 million for the second quarter of fiscal 2011 from the $26.5 million recorded in the comparable period of fiscal 2010 and increased by $1.5 million from the first quarter of the current fiscal year.

For the six-month period ended October 29, 2010, operating expenses totaled $56.8 million, an increase of $3.6 million, or 7% over the same period of fiscal 2010.

Product development expenses related to epilepsy increased as planned, and we expect this trend to continue throughout fiscal 2011.  Total research and development spending increased by 37%, or $1.9 million, from the second quarter of fiscal 2010 to $7.0 million, and represented 14.8% of net sales.  For the full fiscal year 2011, we expect total research and development expense of approximately 15% of net sales.

Expenses for the quarter ended October 29, 2010 included $1.7 million for stock-based compensation, a reduction of $0.5 million from the comparable period of fiscal 2010.  We estimate that stock-based compensation expense for fiscal 2011 will be approximately $6.5 million.

Income from operations

The company reported income from operations of $12.8 million during the second quarter of fiscal 2011, representing 26.9% of net sales, compared with operating income of $9.1 million, or 22.3% of net sales, in the comparable period of fiscal 2010.

For the six-month period ended October 29, 2010, income from operations totaled $24.5 million, compared to $15.6 million in the same period of fiscal 2010.

Income taxes

The company recorded non-cash discrete tax benefits in the second quarter of fiscal 2011 of $17.9 million resulting from the reversal of a portion of its remaining deferred tax asset valuation allowance as well as a one-time tax benefit arising from a repatriation of losses realized by our European subsidiary.  The second quarter of fiscal 2010 included a discrete tax benefit of $40.5 million resulting from the reversal of a portion of its valuation allowance for deferred tax assets.  For the balance of fiscal 2011, the company’s effective tax rate is likely to be approximately 40%, depending on future stock option exercises.  This effective tax rate may be mitigated by the impact of the research and development tax credit, if and when those provisions are extended by Congress.  As noted above, we continue to expect that cash payments for income taxes will not exceed 3% of income before tax during fiscal years 2011, 2012 and 2013.

Net income

The company reported GAAP net income of $24.9 million, or $0.88 per diluted share, for the second quarter of fiscal 2011, compared with GAAP net income of $50.1 million, or $1.73 cents per diluted share, in the second quarter of fiscal 2010.  As discussed previously, both quarters were materially impacted by significant discrete tax benefits.

Balance sheet and cash flow

The company reported operating cash flow of $16.4 million for the quarter ended October 29, 2010.  Available cash balances were $67.9 million at quarter end and debt outstanding was $7.0 million.

Stock repurchase update

Through October 29, 2010, the company has repurchased approximately 287,000 shares of Cyberonics, Inc. common stock pursuant to the program announced earlier this calendar year whereby the Board of Directors authorized a repurchase of up to 1.0 million shares.

Results and objectives

“Fiscal 2011 results remain strong, with a sales increase of 17% and operating income increasing by 41% to $12.8 million,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “The U.S. epilepsy team again exceeded expectations and recorded a strong quarter, with U.S. epilepsy unit sales increasing by 14%.  This performance continues the excellent progress we have seen over the last twelve months in the U.S. market.

“International unit sales this quarter showed 6% growth on the prior year.  We have increased our efforts to address ongoing weakness in several key markets, including the U.K. and Germany.  Development of the Japanese market is an important focus, and we remain confident of the market potential.  The regulatory approval requirements that implanting surgeons be approved in advance and that our distributor, Nihon Kohden, maintain a registry for all patients have resulted in slower than anticipated initial implant rates.  However, the patient demand is consistent with our prior assumptions.

“We continue to expand our product development capability, with R&D expenditures up 37% in the most recent quarter over 2010.  In addition, we are pleased to report that our team met an important milestone when we submitted applications for approval of the AspireHC generator to the FDA and to our EU notified body on November 19, 2010.”

Fiscal 2011 guidance

Based on the results of the first six months of the fiscal year, Cyberonics is increasing its net sales guidance to the range of $187 million to $190 million on a constant currency basis, as compared to the previously provided range of $184 million to $188 million.  In addition, the company now expects that income from operations will be in the range of $45 million to $48 million, as compared to the previously provided range of $42 million to $45 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Fiscal Year 2011 Second Quarter Results Conference Call Instructions

A conference call to discuss fiscal year 2011 second quarter results will be held at 9:00 AM ET on Monday November 22, 2010.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 22043442.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM ET on Monday, November 22, 2010.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 22043442.  The replay will be available for one week on the above number and subsequently on the company’s website for a period of six months.

About Cyberonics, Inc. and VNS Therapy®

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers pulsed electrical signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in approximately 70 countries worldwide, and to date more than 60,000 patients have been implanted with the device.

Additional information on Cyberonics and VNS Therapy is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning growth in sales and operating income in fiscal 2011, improving sales in key international markets, including the U.K., Germany and Japan, achieving key product development milestones, and fiscal 2011 guidance, as follows: increasing product development expenses, stock-based compensation expense of approximately $6.5 million, sales of $187 million to $190 million, and operating income of $45 million to $48 million, and cash payments for taxes not to exceed 3%. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2010.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	October 29, 2010	October 23, 2009	October 29, 2010	October 23, 2009

Net sales	$47,461,569	$40,718,172	$92,260,332	$79,219,409
Cost of sales	5,551,269	5,117,712	11,013,472	10,457,857
Gross Profit	41,910,300	35,600,460	81,246,860	68,761,552
Operating Expenses:
Selling, general and administrative	22,119,468	21,372,020	43,295,962	42,990,911
Research and development	7,025,901	5,145,194	13,494,768	10,175,283
Total Operating Expenses	29,145,369	26,517,214	56,790,730	53,166,194
Income from Operations	12,764,931	9,083,246	24,456,130	15,595,358

Interest income	76,433	23,504	89,275	65,767
Interest expense	(96,505)	(430,848)	(204,844)	(933,533)
Gain on early extinguishment of debt	-	672,137	83,074	2,196,466
Other income (expense), net	(259,482)	332,905	(331,794)	825,795

Income before income tax	12,485,377	9,680,944	24,091,841	17,749,853
Income tax benefit	(12,455,868)	(40,463,173)	(8,012,700)	(40,259,723)

Net income	$24,941,245	$50,144,117	$32,104,541	$58,009,576

Basic income per share	$0.89	$1.81	$1.15	$2.10
Diluted income per share	$0.88	$1.73	$1.13	$1.96

Shares used in computing basic income per share	27,946,936	27,748,669	27,861,250	27,640,539
Shares used in computing diluted income per share	28,419,934	28,876,518	28,323,396	28,873,183

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	October 29, 2010	April 30, 2010
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$67,908,693	$59,229,911
Restricted cash	-	1,000,000
Accounts receivable, net	26,023,095	26,185,143
Inventories	15,789,549	14,207,759
Deferred tax assets	15,428,651	12,126,758
Other current assets	1,892,296	2,495,019
Total Current Assets	127,042,284	115,244,590
Property and equipment, net	8,291,326	7,510,864
Intellectual Property	4,717,034	1,948,266
Long term investments	5,060,000	-
Deferred tax assets	45,993,885	29,624,489
Other assets	1,065,949	1,435,768
Total Assets	$192,170,478	$155,763,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$20,301,516	$23,325,253
Long term liabilities:
Convertible notes	7,048,000	15,460,000
Deferred license revenue and other	5,370,474	6,119,077
Total Long Term Liabilities	12,418,474	21,579,077
Total Liabilities	32,719,990	44,904,330
Total Stockholders' Equity	159,450,488	110,859,647
Total Liabilities and Stockholders' Equity	$192,170,478	$155,763,977

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Twenty-Six Weeks Ended
	October 29, 2010	October 23, 2009

Cash Flow From Operating Activities:
Net Income	$32,104,541	$58,009,576
Non-Cash items included in Net Income:
Gain on early extinguishment of debt	(83,074)	(2,196,466)
Stock-base compensation	3,073,041	4,455,545
Deferred income tax	(8,704,833)	(40,619,551)
Unrealized gain in foreign currency transactions	(765,112)	(719,792)
Other	749,032	519,463
Changes in Operating Assets and Liabilities:
Accounts receivable, net	235,392	(1,782,473)
Inventories	(1,392,848)	(1,182,686)
Other	(1,351,221)	429,041
Net Cash Provided By Operating Activities	23,864,918	16,912,657
Cash Flow From Investing Activities:
Release of restricted cash	1,000,000	-
Intellectual property	(2,995,000)	(900,000)
Purchases of property and equipment	(2,080,390)	(1,537,564)
Convertible Promissory Note	(5,000,000)	(100,000)
Net Cash Used in Investing Activities	(9,075,390)	(2,537,564)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(8,241,260)	(20,565,400)
Proceeds from issuance of common stock	6,868,352	597,692
Purchase of treasury stock	(4,205,503)	(37,551)
Net Cash Used in Financing Activities	(5,578,411)	(20,005,259)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(532,335)	(96,375)

Net Increase (Decrease) in Cash and Cash Equivalents	8,678,782	(5,726,541)
Cash and Cash Equivalents at Beginning of Period	59,229,911	66,225,479
Cash and Cash Equivalents at End of Period	$67,908,693	$60,498,938

Use of Non-GAAP financial measures

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies.    Earnings before interest, tax, depreciation and amortization (“EBITDA”) measures the income from operations of the company and excludes the aforementioned items, as well as non-cash equity compensation.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the reconciliation between GAAP and non-GAAP financial measures below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	October 29, 2010	October 23, 2009	October 29, 2010	October 23, 2009

Income from Operations	$12,764,931	$9,083,246	$24,456,130	$15,595,358
Depreciation and amortization	893,468	593,478	1,556,017	1,166,374
Stock based compensation	1,755,436	2,252,107	3,073,041	4,455,545
Adjusted EBITDA	$15,413,835	$11,928,831	$29,085,188	$21,217,277